                                  EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 3rd day of August, 2000, by and between INTERNATIONAL TOTAL SERVICES, INC., an Ohio corporation (the "Corporation"), and MARK D. THOMPSON, an Ohio resident ("Thompson").

                                    RECITALS

         WHEREAS, the Corporation desires to employ Thompson and Thompson desires to enter into the employ of the Corporation, all on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Thompson has requested, and the Corporation has agreed, that Thompson be indemnified for all liabilities arising out of or relating to his services to the Corporation whether as a consultant, employee or officer of the Corporation or otherwise;

WHEREAS, the Corporation has begun a process involving consideration of various strategic options which, if pursued and implemented, could result in a significant change in, or the elimination of, Employee's employment relationship with the Corporation; and

         WHEREAS, the Corporation recognizes that the strategic direction and the achievement of the Corporation's strategic objectives will likely place additional demands and burdens on Thompson and require special dedication and efforts by Thompson, while at the same time, presenting Thompson with the distraction and insecurity associated with the potential loss of employment.

         WHEREAS, the Corporation has determined that providing Thompson with a retention incentive and severance protection is appropriate under the circumstances so as to reinforce Thompson's dedication and focus in furtherance of the Corporation's strategic objectives;

         NOW, THEREFORE, in consideration of the recitals and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Thompson hereby agree as follows:

         1. Employment, Contract Period. During the period specified in this
Section 1, the Corporation shall employ Thompson, and Thompson shall serve the Corporation, on the terms and subject to the conditions set forth herein. The term of Thompson's employment hereunder shall commence as of the date hereof (the "Effective Date"), and, subject to prior termination as provided in Section 8 hereof, shall continue indefinitely on a month-to-month basis. The term of Thompson's employment hereunder shall be automatically renewed on the first of each following month for an additional term of one month, unless the Corporation shall have given at least ninety (90) days advance notice of its intention not to renew the term of Thompson's employment hereunder. The



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                                  EXHIBIT 10.19

term of Thompson's employment hereunder is sometimes hereinafter referred to as the "Contract Period".

         2.       Position; Duties; Responsibilities.

                  (a) At all times during the Contract Period, Thompson shall have the titles of "President" and "Chief Executive Officer" and shall have and perform duties and responsibilities as may be assigned by the Board of Directors of the Corporation, which duties and responsibilities will be those customarily performed by a chief executive officer of a publicly-held company of comparable size in the same or related industries.

                  (b) Thompson shall devote such professional time, energy and talent to the business of and to the furtherance of the purposes and objectives of the Corporation as he deems appropriate to carry out his duties hereunder.

                  (c) Thompson shall report directly to the Board of Directors of the Corporation.
         3. Compensation. The Corporation shall pay to Thompson a base salary at the rate specified in Paragraph (a), below, and a bonus, if any, as provided in Paragraph (b), below.

                  (a) The rate of Thompson's base salary shall be $300,000 per year, payable in accordance with the Corporation's usual pay practices (and in any event no less frequently than monthly), as the same may be increased (but not decreased) from time to time (based upon the performance of the Corporation and Thompson) as determined by the Board of Directors of the Corporation in its sole discretion.

                  (b) For each calendar year or portion thereof that Thompson is employed under this Agreement, the Corporation may pay to Thompson a bonus, which will be based upon the performance of the Corporation and Thompson, at such times and in such amounts as the Board of Directors of the Corporation, in its sole discretion, may determine.

         4. Reimbursement for Expenses. The Corporation shall reimburse Thompson for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties hereunder, provided that Thompson accounts to the Corporation therefor in a manner sufficient to substantiate deductions with respect to those expenses by the Corporation for federal income tax purposes.

         5. Vacations. During the Contract Period, Thompson shall be entitled to up to four (4) weeks (twenty (20) days) of vacation each year to be taken at such time or times as Thompson may determine in such a manner as to avoid undue disruption to the business of the Corporation.

         6. Benefits. During the Contract Period, Thompson and his family shall be entitled to participate in such pension, retirement, medical reimbursement, insurance and similar plans, if any, enjoyed by executive officers of the Corporation generally. Thompson shall also be entitled to participate in any option or other Thompson benefit compensation plan that is enjoyed by executive officers of the Corporation generally. Thompson's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of that plan.



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                                  EXHIBIT 10.19

         7. Effect of Disability While in Employ of the Corporation. If while Thompson is employed by the Corporation, he becomes disabled, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement:

                  (a) the Corporation may relieve Thompson of his duties under this Agreement for as long as Thompson is so disabled.

                  (b) the Corporation shall pay to Thompson, net of the offset referred to in the last sentence of this Paragraph (b), all base salary to which he would have been entitled under this Agreement had he continued to be actively employed by the Corporation to the earliest of
         (i) the first date on which he is no longer so disabled, (ii) the date on which he has been so disabled for an aggregate of 120 business days (whether or not consecutive) during any period of twelve consecutive calendar months, (iii) the date of his death, or (iv) the 90th day of his disability. Any payment referred to in this Paragraph (b) shall be made at the same time as that payment would have been made if Thompson were not disabled. Payments under this Paragraph (b) for any period shall be offset, dollar for dollar, by any disability benefits (other than benefits payable pursuant to any disability income policy all of the premiums for which were paid by Thompson) for that period that are received by Thompson.

                  (c) Except as provided in this Section 7, the Corporation shall have no further obligations to Thompson for base salary for any period during which Thompson is so disabled to such an extent that he is unable to substantially perform his duties under this Agreement.

         8.       Termination.

                  (a) AT EXPIRATION OF A TERM. If the Corporation gives Thompson 90 days' advance notice of its intention not to renew the term of Thompson's employment hereunder (as permitted by Section 1), Thompson's employment hereunder shall terminate at the close of business on the last day of the month next preceding the first day of the month as to which such 90 days' advance notice was given.

                  (b) DEATH OR DISABILITY. Thompson's employment hereunder will terminate immediately upon Thompson's death. The Corporation may terminate Thompson's employment hereunder immediately upon giving notice of termination if Thompson is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for an aggregate of 120 business days (whether or not consecutive) during any period of twelve consecutive calendar months.

                  (c) FOR CAUSE. The Board of Directors of the Corporation, by action of three-quarters of all of its duly elected members, may terminate Thompson's employment under this Agreement if it determines in good faith that Thompson has, by action or failure to act, given the Corporation Cause for that termination and delivers written notice of that



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                                  EXHIBIT 10.19

         termination, describing the facts constituting Cause, to Thompson. For purposes hereof, the term "Cause" shall mean Thompson's fraud or commission of a felony which results in material injury to the business or reputation of the Corporation, or Thompson's willful breach of this Agreement, which breach has not been cured within thirty (30) days after the Corporation gives notice thereof to Thompson.

                  (d) Without Cause. The Board of Directors of the Corporation may terminate Thompson's employment hereunder at any time without Cause upon notice to Thompson.

                  (e) By Thompson for Good Reason. Thompson may terminate his employment hereunder for "Good Reason" at any time. Thompson shall be deemed to have "Good Reason" to terminate his employment under this Agreement if, at any time during the Contract Period, (i) the Corporation, without his consent, materially increases Thompson's duties and responsibilities in a manner that materially impairs his ability to perform his existing duties or assigns to Thompson any additional responsibilities or duties that are both material and below the level of his existing duties and responsibilities; (ii) Thompson's place of employment or the principal executive offices of the Corporation are moved to a location more than fifty (50) miles from Public Square in the City of Cleveland, Ohio; (iii) there occurs a material breach by the Corporation of any of its obligations under this Agreement (other than those specified in this Section 8(e)); or (iv) there occurs a "Change in Control" (as hereinafter defined) of the Corporation.

                  The term "Change in Control" means the first to occur of the following events (i) any person or group of commonly controlled persons, other than the voting trust established and maintained pursuant to the Voting Trust Agreement (the "Voting Trust") made and entered into as of November 1, 1999 by and among the Corporation, Robert A. Weitzel, H. Jeffrey Schwartz, John P. O'Brien and J. Jeffrey Eakin (the "Voting Trust Trustees"), acquire ownership or control, directly or indirectly, of more than twenty percent (20%) of the voting control or value of the equity interests in the Corporation; (ii) the shareholders of the Corporation approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the equity interests in the Corporation, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Corporation's business; (iii) at any time during any period of twenty-four (24) consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (x) are in office at the time of the election or nomination and (y) were directors at the beginning of the period (the "Continuing Directors"); (iv) the election of any director to the Board of Directors of the Corporation who was not nominated by the Continuing Directors; (v) termination of the Voting Trust or change in the co-position



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                                  EXHIBIT 10.19

         of the Voting Trust Trustees; or (vi) a change in ownership or control sufficient to trigger the requirements Section 280G of the Internal Revenue Code of 1986 (the "Code") as amended or the Treasury Regulations or Proposed Treasury Regulations thereunder.

                  Thompson may exercise his right to terminate under the first sentence of this Section 8(e), other than clause (iv) thereof, only if Thompson gives the Corporation written notice thereof within thirty
         (30) days after he first knew of the existence of the events constituting "Good Reason" and, with respect to the events specified in clauses (i) and (iii) of the definition of "Good Reason" above, the Corporation fails to eliminate or cure the events constituting "Good Reason" within ten (10) days after receiving that notice.

                  (f) BY THOMPSON WITHOUT GOOD REASON. Thompson may terminate his employment hereunder at any time upon notice from Thompson to the Board of Directors of the Corporation.

         The exercise by the Corporation of its rights of termination under this
Section 8 shall be the Corporation's sole remedy in the event of the occurrence of the event as a result of which such right to terminate arises. Upon any termination of this Agreement, Thompson shall be deemed to have resigned from all offices and directorships held by Thompson in the Corporation.

         In the event of a termination claimed by the Corporation to be for "Cause" pursuant to Section 8(c) or by Thompson to be for "Good Reason" pursuant to Section 8(e), Thompson or the Corporation shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In order to exercise such right, Thompson or the Corporation shall serve on the other party hereto, within thirty (30) days after termination, a written request for arbitration. The Corporation immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the question of "Cause" or "Good Reason," as the case may be, shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to Cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, Thompson shall continue to receive all compensation and benefits to which he is entitled hereunder, and if at any time during the pendency of such arbitration the Corporation fails to pay and provide all compensation and benefits to Thompson in a timely manner, the Corporation shall be deemed to have automatically waived whatever rights it then may have had to terminate Thompson's employment for Cause. Expenses of the arbitration shall be borne by the parties in the proportion determined by the arbitrator based upon the reasonableness of the positions of the parties.

         9. Payments Upon Termination. Upon any termination of Thompson's employment, the Corporation shall pay to Thompson all accrued, unpaid base salary and other benefits accrued through the date of termination. In addition, upon any termination pursuant to Sections 8(a), 8(d) or 8(e), the Corporation shall: (a) pay to Thompson in a lump sum cash payment within ten (10) business days following such termination an amount equal to two and three-quarters (2 3/4) times Thompson's annual base salary described in Section 3(a) of this Agreement; and (b) provide



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                                  EXHIBIT 10.19

Thompson with continued health care coverage for a period of two (2) years following Thompson's termination of employment with the Corporation, subject to terms and conditions (including the rate, if any, charged to Thompson) as are otherwise applicable to active Corporation officers.

         In addition to the foregoing compensation and benefits, in the event that Thompson's employment with the Corporation terminates, or is terminated for any reason upon or after a Change in Control: (a) Thompson will be required to make himself available for executive consulting to the Corporation for up to ten
(10) hours per week (at such times and places as are mutually agreed upon and reasonably acceptable to Thompson; it being agreed and understood that Thompson's consulting obligations shall be to assist in the orderly transition of management in a cooperative and professional manner) during the four (4) month period following such termination; provided, however, that the Corporation shall (i) reimburse Thompson for all expenses reasonably incurred in connection with such consulting duties; and (ii) within five (5) business days after Thompson's termination, pay to Thompson's legal representative a lump sum payment of Thompson's four (4) month consulting fee equal to Seventy-five Thousand Dollars, to be held in escrow with one-fourth of such amount released to Thompson at the end of each of the four months in the consulting period, except that the unpaid portion of such payment obligation shall be suspended upon receipt by Thompson's legal representative of an affidavit indisputably establishing that Thompson has materially breached his consulting obligations under this clause (a) Corporation shall, at its cost, provide Thompson with: (i) the services of a qualified outplacement professional (as selected by Thompson, subject to the Corporation's approval which will not be unreasonably withheld) to assist Thompson in seeking and obtaining new employment; and (ii) the services of an executive secretary and office space (comparable to that currently being provided to Thompson) for a period of four (4) months after such termination. In addition, the Corporation shall provide Thompson with the opportunity to purchase his office furniture and/or computer equipment at a price not exceeding the liquidation value of such items.

         10. Section 280G Limitation. If the aggregate present value of all payments made or payable to Thompson, whether pursuant to this Agreement or otherwise, required to be taken into account under Section 280G(b)(2)(A)(i) and
(ii) of the Code equals or exceeds three times Thompson's "base amount", as defined in Section 280G of the Code, then the amount payable under Section 9 shall be reduced, but not below zero, so that the aggregate present value of all such payments computed in accordance with Section 280G of the Code made or payable to Thompson, whether pursuant to this Agreement or otherwise, is equal to (A) three times Thompson's "base amount" as defined in Section 280G of the Code minus (B) one dollar.

         11.      Indemnification.

                  (a) INDEMNIFICATION IN NON-DERIVATIVE ACTIONS. The Corporation shall indemnify Thompson against any and all losses, claims, damages, liabilities, costs and expenses other than attorneys' fees (including any and all losses, claims, damages, liabilities, costs and expenses arising out of events occurring prior to the Effective Date) with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by



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                                  EXHIBIT 10.19

         reason of the fact that he is or was a consultant to or agent or officer of the Corporation, or is or was serving at the request of the Corporation as a consultant to or a director, trustee, officer, Thompson or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust or other enterprise, including judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable Cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Thompson did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, that he had reasonable Cause to believe that his conduct was unlawful.

                  (b) INDEMNIFICATION IN DERIVATIVE ACTIONS. The Corporation shall indemnify Thompson against any and all losses, claims, damages, liabilities, costs and expenses other than attorneys' fees (including any and all losses, claims, damages, liabilities, costs and expenses arising out of events occurring prior to the Effective Date) with respect to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a consultant to or agent or officer of the Corporation, or is or was serving at the request of the Corporation as a consultant to or a director, trustee, officer, Thompson or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust or other enterprise, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which Thompson shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of his duty to the Corporation unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Thompson is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

                  (c) COUNSEL. Thompson shall, at his own expense, have the right to retain counsel of his own choosing to represent him in connection with any matters as to which the provisions of this Section 11 apply.

                  (d) ADVANCE PAYMENT OF EXPENSES. Expenses, excluding attorneys' fees, incurred in defending any action, suit or proceeding referred to in this Section 11, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Thompson to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided



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                                  EXHIBIT 10.19

         herein. Such fees and expenses shall be paid from time to time as incurred upon request by Thompson.

                  (e) NONEXCLUSIVITY. The parties agree that nothing in this Agreement shall be construed to limit or negate any rights of Thompson under the Corporation's Articles of Incorporation or Code of Regulations, as the same may be amended from time to time, or any other agreement, vote of shareholders or directors, or provision of applicable law, whether statutory or common law, or otherwise, which provides Thompson with broader protection than that provided herein.

                  (f) SURVIVAL. The provisions of this Section 11, Section 12 and Section 13 shall survive the termination of this Agreement.

         12. Liability Insurance. The Corporation will maintain officer's acts and omissions liability insurance for Thompson in amounts comparable to that maintained for other executive officers employed by the Corporation. Such liability insurance shall, at a minimum, cover all matters giving rise to an indemnification obligation by the Corporation and such coverage shall remain in effect until the expiration of the statute of limitations applicable to any claim that could give rise to such indemnification obligation. In the event that Thompson is subject to a liability in excess of the coverage limits of such insurance, the Corporation will be responsible for any such uninsured liabilities to the extent provided herein.

         13. Mutual Release. In the event Thompson's employment with the Corporation terminates pursuant to Section 8(a), 8(d) or 8(e), the Corporation and Thompson shall promptly enter into a mutual release in the form attached hereto as Exhibit "A". Failure by Thompson to promptly execute such release shall result in forfeiture of all compensation and benefits otherwise due Thompson under Section 9. Failure by the Corporation to promptly execute such release shall result in the Corporation owing Thompson, in addition to all other amounts owing Thompson under this Agreement, liquidated damages for such failure in the amount of Five Hundred Thousand Dollars ($500,000.00).

         14. Assignment and Binding Effect. The obligations of the parties hereto may not be assigned or transferred, except upon the merger, consolidation or sale of the Corporation, or the sale of all or substantially all the assets of the Corporation, with or to another person or entity. This Agreement shall be binding upon and inure to the benefit of Thompson and the Corporation; provided, however, that this Agreement shall also inure to the benefit of Thompson's heirs, personal representatives, executors and administrators. This Agreement shall be binding upon the Corporation's successors and assigns.

         15. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or three days after deposit thereof in the official U.S. mail, postage prepaid, for delivery as registered or certified mail, or its delivery by a courier service, such as, for example, FedEx or UPS, addressed:




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                                  EXHIBIT 10.19

if to Thompson, to

                  Mark D. Thompson
                  6543 Cross Creek Trail
                  Brecksville, Ohio 44141

and if to the Corporation, to

                  International Total Services, Inc.
                  1200 Crown Centre
                  5005 Rockside Road
                  Cleveland, Ohio 44131
                  Attention, Chairman, Board of Directors
                  Telephone:  (216) 642-4522
                  Telecopier:  (216) 642-4539

In lieu of personal notice or notice by deposit in the official U.S. mail, or delivery by courier service, a party may give notice by confirmed telegram, telex or facsimile. Either party may change the address to which notice to that party may be mailed by notifying the other party of the change in the manner contemplated in this Section.

         16. Severability. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.

         17. Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed within the State of Ohio.

         18. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and, except as provided herein, supersedes all prior understandings, whether written or oral, with respect to the employment of Thompson by the Corporation. This Agreement is the successor to the Agreement adopted by the Compensation Committee of the Corporation's Board of Directors on January 13, 2000 and is effective as of August 3, 2000.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.




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                                  EXHIBIT 10.19

                                    INTERNATIONAL TOTAL SERVICES, INC.
                                    By: /s/ H. Jeffrey Schwartz

                                    Title: Co-Chairman of the Board of Directors


                                    /s/ Mark D. Thompson
                                    ---------------------------------
                                    MARK D. THOMPSON